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                                                                       Exhibit 6

                              ASSUMPTION AGREEMENT

     WHEREAS, certain change of control employment agreements dated March 11, 1997 were entered into by and between BioWhittaker, Inc. ("BioWhittaker") and Messrs. Thomas Winkler, Philip L. Rohrer, Jr., Leif Olsen and F. Dudley Staples, Jr., each of whom is an executive office of BioWhittaker (the "Agreements"); and

     WHEREAS, BioWhittaker has entered into an Agreement and Plan of Merger, dated August 22, 1997, with Cambrex Corporation ("Cambrex") and BW Acquisition Corporation, a wholly owned subsidiary of Cambrex ("BW Acquisition") (the "Plan of Merger"), pursuant to which BW Acquisition will be merged into BioWhittaker following the completion of a tender offer as described in the Plan of Merger (the "Tender Offer"), and BioWhittaker shall be the surviving company as a wholly owned subsidiary of Cambrex (the "Surviving Company").

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

          1.  Cambrex hereby agrees to cause the Surviving Company, pursuant to
     Section 11(c) of the Agreements, to, and the Surviving Company shall, assume expressly the obligations of BioWhittaker under the Agreements and perform such obligations in the same manner and to the same extent as BioWhittaker would be required to perform them if no such succession had taken place effective as of immediately following the effective date of the merger as defined in the Plan of Merger.

          2. This Assumption Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.
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     IN WITNESS HEREOF, the parties hereto, intending to be legally bound, have caused this Assumption of Obligations Under Change in Control Employment Agreements to be executed by their duly authorized representatives as of August 22, 1997.

                                        BIOWHITTAKER, INC.

                                                     By:

                                                 Print Name:

                                                   Title:

                                                    Date:

                                        CAMBREX CORPORATION

                                                     By:

                                                 Print Name:

                                                   Title:

                                                    Date:

                                        BW ACQUISITION CORPORATION

                                                     By:

                                                 Print Name:

                                                   Title:

                                                    Date: